Exhibit 99.1

Fate Therapeutics Announces Changes to its Board of Directors

San Diego CA – May 5, 2020 – Fate Therapeutics, Inc. (NASDAQ: FATE), a clinical-stage biopharmaceutical company dedicated to the development of programmed cellular immunotherapies for cancer and immune disorders, today announced the retirement of Amir Nashat, Sc.D., Managing General Partner at Polaris Venture Partners, from the Company’s board of directors. Dr. Nashat was the longest tenured member of the Company’s board, having served since the founding of Fate Therapeutics in 2007. In addition, Robert Hershberg, M.D., Ph.D. was appointed to the Company’s board of directors. Dr. Hershberg brings to Fate Therapeutics extensive executive leadership in the pharmaceutical industry with particular expertise in corporate strategy, business development and drug development in the field of immuno-oncology.

“On behalf of my fellow directors, the Company's management team, and our shareholders, I would like to thank Amir for his significant contributions having served as a trusted advisor since the Company’s founding through first-in-human clinical investigation of our iPSC-derived cell-based cancer immunotherapy products,” said William H. Rastetter, Ph.D., Chairman of the Board of Fate Therapeutics. “I am pleased to have Rob join our board of directors, and look forward to benefiting from his domain expertise in the field of immuno-oncology.”

“Rob is an accomplished biopharmaceutical leader with tremendous experience in the development of innovative cell-based cancer immunotherapies and collaborations that maximize strategic value, and we are excited to work with Rob as we continue to build and clinically advance our pipeline of off-the-shelf, iPSC-derived cell products for the treatment of cancer,” said Scott Wolchko, President and Chief Executive Officer of Fate Therapeutics.

Dr. Hershberg was most recently Executive Vice President and Head of Business Development & Global Alliances, and served as a member of the Executive Committee, of Celgene until the company’s acquisition by Bristol-Myers Squibb in 2019. He joined Celgene in 2014 to lead the company’s efforts in Immuno-Oncology and was promoted to Executive Vice President and Chief Scientific Officer in 2016. Dr. Hershberg recently joined Frazier Healthcare Partners as a Venture Partner, where he has been working with the firm’s portfolio companies as an advisor for 14 years.

“Fate Therapeutics offers a transcendent approach to cell-based cancer immunotherapy with its proprietary iPSC product platform, deep NK cell and T-cell product pipeline, and high-value strategic collaborations,” said Robert Hershberg, M.D., Ph.D. “I look forward to working closely with the Company’s board and management team as we pursue the opportunity to build a premier cell-based cancer immunotherapy enterprise and bring life-changing cancer medicines to patients.”

Prior to Celgene, Dr. Hershberg was the President and Chief Executive Officer of VentiRx Pharmaceuticals, a biopharmaceutical company which he co-founded in 2006 and led through its transformational partnership with Celgene. He also previously served as Senior Vice President and Chief Medical Officer of Dendreon Corporation, where he led the clinical, regulatory and biometrics groups for the development of Provenge® in metastatic prostate cancer. Early in his career, Dr. Hershberg served as an Assistant Professor at Harvard Medical School and an Associate Physician at the Brigham and Women's Hospital in Boston, Massachusetts. Dr. Hershberg currently serves as a clinical faculty member at the University of Washington School of Medicine, and is a member of the board of directors of Adaptive Biotechnologies, NanoString Technologies, Silverback Therapeutics and Recursion Pharmaceuticals. He completed his undergraduate and medical degrees at the University of California, Los Angeles and received his Ph.D. at the Salk Institute for Biological Studies.

About Fate Therapeutics, Inc.

Fate Therapeutics is a clinical-stage biopharmaceutical company dedicated to the development of first-in-class cellular immunotherapies for cancer and immune disorders. The Company has established a leadership position in the clinical development and manufacture of universal, off-the-shelf cell products using its proprietary induced pluripotent stem cell (iPSC) product platform. The Company’s immuno-oncology product candidates include natural killer (NK) cell and T-cell cancer immunotherapies, which are designed to synergize with well-established cancer therapies, including immune checkpoint inhibitors and monoclonal antibodies, and to target tumor-associated antigens with chimeric antigen receptors (CARs). The Company’s immuno-regulatory product candidates include ProTmune™, a pharmacologically modulated, donor cell graft that is currently being evaluated in a Phase 2 clinical trial for the prevention of graft-versus-host disease, and a myeloid-derived suppressor cell immunotherapy for promoting immune tolerance in patients with immune disorders. Fate Therapeutics is headquartered in San Diego, CA. For more information, please visit www.fatetherapeutics.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding the advancement of and plans related to the Company’s product candidates, including their therapeutic and market potential. These and any other forward-looking statements in this release are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the Company may cease or delay preclinical or clinical development of any of its product candidates for a variety of reasons (including requirements that may be imposed by regulatory authorities on the initiation or conduct of clinical trials or to support regulatory approval, difficulties or delays in subject enrollment in current and planned clinical trials, difficulties in manufacturing or supplying the Company’s product candidates for clinical testing, and any adverse events or other negative results that may be observed during preclinical or clinical development), the risk that results observed in preclinical studies of its product candidates may not be replicated in ongoing or future clinical trials or studies, and the risk that its product candidates may not produce therapeutic benefits or may cause other unanticipated adverse effects. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the risks and uncertainties detailed in the Company’s periodic filings with the Securities and Exchange Commission, including but not limited to the Company’s most recently filed periodic report, and from time to time in the Company’s press releases and other investor communications. Fate Therapeutics is providing the information in this release as of this date and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Contact:

Christina Tartaglia

Stern Investor Relations, Inc.

212.362.1200

christina@sternir.com